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                                                                       EXHIBIT 1


[LOGO OF GBC]

                             [LETTERHEAD OF GBC]


                            FOR IMMEDIATE RELEASE

                   GBC ANNOUNCES DELAY IN IBICO ACQUISITION


     Northbrook, IL....January 8, 1998...General Binding Corporation
(NASDAQ:GBND) today announced that its planned acquisition of Ibico AG, headquartered in Zurich, Switzerland, has been delayed. The delay is a result of a request for additional information from the Antitrust Division of the United States Department of Justice concerning the proposed acquisition.

     GBC and Ibico are confident that the planned acquisition will be consummated shortly after the Department of Justice has completed its review of the additional information.


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Contact:  Paul Bors
Date:  1/8/98
847/291-6187